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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported):
                                October 1, 1999




                                RCN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)





       Delaware                      0-22825                    22-3498533
(State of incorporation      (Commission File Number)        (I.R.S. Employer
    or organization)                                        Identification No.)


                              105 Carnegie Center
                            Princeton, NJ 08540-6215
   (Address, including zip code of Registrant's principal executive offices)



       Registrant's telephone number, including area code: (609) 734-3700

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Item 5:   Other Events

     On October 4, 1999, the Registrant announced that Vulcan Ventures Incorporated ("Vulcan"), the investment organization of Paul G. Allen, has agreed to make a $1.65 billion investment in the Registrant. The investment is in the form of mandatorily convertible preferred stock (the "Preferred Stock"), which will be converted into the Registrant's Common Stock, par value $1.00 per share ("Common Stock"), no later than seven years after it is issued. Vulcan has agreed to purchase 1,650,000 shares of the Preferred Stock. The Preferred Stock has a liquidation preference of $1,000 per share and is convertible into Common Stock at a price of $62 per share.

     If Vulcan were to convert its Preferred Stock into Common Stock immediately, it would receive approximately 26.6 million shares of Common Stock, which together with the 3,407,100 shares of Common Stock currently owned by Vulcan would represent approximately 27.4% of the outstanding Common Stock after such conversion and assuming the conversion of the Registrant's currently outstanding Series A 7% Senior Convertible Preferred Stock. Vulcan is, however, generally limited to owning Common Stock representing no more than 15% of the vote entitled to be cast by the Registrant's shareholders; provided that if a change of control transaction is proposed to the shareholders for approval, the 15% limitation is increased to an amount equal to the voting percentage of Level 3 Telecom Holdings, Inc. ("LTTH"), which owns 26,640,970 shares of Common Stock. In order to accommodate the voting limitation, the Preferred Stock is also convertible into the Registrant's Class B Common Stock, par value $1.00 per share ("Class B Stock"), which is essentially identical to the Common Stock except that it is not entitled to vote. Vulcan has agreed to vote the Common Stock it holds (i) with respect to the election of members of the Board of Directors of Registrant, for nominees who have been recommended by the Board of Directors and (ii) with respect to all other matters (and subject to exceptions in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with the voting of other shareholders or as recommended by the Board of Directors of the Registrant to shareholders generally, at the election of Vulcan. The Preferred Stock is entitled to vote, but will be voted pro rata with the voting of other shareholders with certain limited exceptions.

     Vulcan will generally be permitted to appoint two members to the Registrant's Board of Directors, and will be subject to a standstill covenant under which, among other things, it will not increase its ownership in the Registrant. The term of the standstill covenant is seven years, subject to early termination in certain limited circumstances. After 3.5 years (the "Non-Call Period"), the Preferred Stock may, at the Registrant's election, be called for cash at a call price equal to the liquidation preference of the Preferred Stock. The Preferred Stock will automatically be converted to Common Stock or Class B Stock seven years after the transaction closes, if not previously called or converted. The Preferred Stock has a dividend rate of 7% per annum. All dividends will be paid in additional shares of Preferred Stock.

     In the event of a change of control (as defined) of the Registrant, Vulcan may, at its election (i) continue to hold the Preferred Stock, (ii) convert the Preferred Stock into Common Stock and receive, in addition, an amount of cash equal to the value on an as-converted basis of the additional Preferred Stock dividends it would have received on the Preferred Stock if it had remained outstanding through the Non-Call Period, or (iii) redeem the Preferred Stock (or, if the change of control occurs on or after February 15, 2003, 50% of the Preferred Stock) for a cash price equal to 110% of the value of the Preferred Stock on an as-converted basis, provided that if the change of control occurs after the end of the Non-Call Period, the redemption price will be 100% of the liquidation preference.

     The Registrant has agreed to give Vulcan the opportunity to participate on a pro rata basis if the Registrant issues common equity securities for cash and has agreed to give Vulcan customary registration rights.

     The investment is expected to close in the first quarter of 2000. The closing is subject to customary conditions, such as antitrust and other regulatory approvals, and no assurances can be given that any transaction will occur. It is not expected that shareholder approval of the issuance of the Preferred Stock will be required under the applicable rules of the Nasdaq National Market. If such approval is required, however, LTTH has agreed pursuant to a Voting Agreement among the Registrant, Vulcan and LTTH to vote its shares of Common Stock in favor of approval of the issuance.

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     In connection with the Vulcan investment, the Registrant has entered into three other agreements: (i) a digital channel capacity access agreement with Vulcan, (ii) an agreement with Charter Communications, Inc. to form a joint venture to provide telephony services to Charter subscribers in Los Angeles and
(iii) an agreement with respect to the broadband portal of Broadband Partners.

Item 7:   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

     10.01 Stock Purchase Agreement dated as of October 1, 1999 between the Registrant and Vulcan Ventures Incorporated.

     10.02 Voting Agreement dated as of October 1, 1999 among the Registrant, Vulcan Ventures Incorporated and Level 3 Telecom Holdings, Inc.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


                                          RCN CORPORATION


                                          By: /s/ Bruce C. Godfrey
                                             ----------------------------------
                                             Name:  Bruce C. Godfrey
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

Date: October 15, 1999

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